Exhibit 99.1

Zynex Announces 2021 First Quarter Earnings

•	2021 First Quarter

o	Revenue increased 58% year over year to $24.1 million

o	Orders increased 140%

o	Net loss of $0.7 million; GAAP loss per share $0.02

o	Adjusted EBITDA loss $0.4 million

ENGLEWOOD, CO – April 29, 2021 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its first quarter ended March 31, 2021.

First Quarter Financial Results Summary:

For the first quarter, the Company reported net revenue of $24.1 million, a 58% increase over the first quarter of 2020. Gross margins were 76% in the first quarter of 2021 and net loss was $0.7 million.

There was an Adjusted EBITDA loss of $0.4 million in the first quarter of 2021.

As of March 31, 2021, the company had working capital of $51.5 million. Cash on hand was $33.4 million at the end of the first quarter. Cash decreased during the quarter due to the company maintaining higher than normal inventory levels to protect against any supplier delays related to COVID-19. There have not been any issues with supplier deliveries to date.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited about our order growth in the first quarter of 140% which will continue to drive increasing revenue throughout 2021 and 2022. In the first quarter, we posted revenue of $24.1 million. First quarter revenue is historically affected by health insurance deductibles not being met in the beginning of the year. The combination of seasonality of deductibles along with the sales force investments we made during 2020 produced a small loss in Q1 which was expected. Profitability is expected to ramp quickly beginning in second quarter with projected Adjusted EBITDA of over $3 million.

In the first quarter, we focused on productivity of our existing sales reps and trimmed our sales force slightly below 500. We still expect to have over 600 sales reps by the end of 2021 with most of those additions coming in the second half of the year.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Second Quarter and Full Year 2021 Guidance:

The estimated range for second quarter revenue is between $31.0 and $32.5 million with Adjusted EBITDA between $3.0 and $4.0 million. The revenue estimate is approximately 61% to 69% above 2020 second quarter revenue of $19.3 million.

Full year 2021 revenue is estimated between $135.0 and $150.0 million with Adjusted EBITDA between $15.0 and $25.0 million. The full year revenue estimate is approximately 68% to 87% above 2020 revenue of $80.1 million. We expect profitability to continually ramp throughout the year to meet our Adjusted EBITDA forecast of $15 to $25 million for 2021.

Conference Call and Webcast Details:

Thursday, April 29, 2021 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/40947

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash	$33,439	$39,173
Accounts receivable, net	14,874	13,837
Inventory, net	10,957	8,635
Prepaid expenses and other	1,559	1,378
Total current assets	60,829	63,023

Property and equipment, net	2,299	1,925
Operating lease asset	5,380	5,993
Finance lease asset	457	321
Deposits	340	347
Deferred income taxes	931	566
Total assets	$70,236	$72,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	3,338	4,717
Operating lease liability	2,043	2,051
Finance lease liability	104	77
Income taxes payable	266	280
Accrued payroll and related taxes	3,564	2,992
Total current liabilities	9,315	10,117
Long-term liabilities:
Operating lease liability	4,371	4,920
Finance lease liability	397	283
Total liabilities	14,083	15,320

Stockholders' equity:
Preferred stock	-	-
Common stock	37	36
Additional paid-in capital	37,313	37,235
Treasury stock	(3,921)	(3,846)
Retained earnings	22,724	23,430
Total stockholders' equity	56,153	56,855
Total liabilities and stockholders' equity	$70,236	$72,175

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2021	2020
NET REVENUE
Devices	$6,365	$3,444
Supplies	17,762	11,784
Total net revenue	24,127	15,228

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	5,886	3,401
Sales and marketing	13,827	5,584
General and administrative	5,495	3,785
Total costs of revenue and operating expenses	25,208	12,770

Income/(loss) from operations	(1,081)	2,458

Other expense
Interest expense	(9)	(4)
Other expense, net	(9)	(4)

Income/(loss) from operations before income taxes	(1,090)	2,454
Income tax benefit	(384)	(483)
Net income/(loss)	$(706)	$2,937

Net income/(loss) per share:
Basic	$(0.02)	$0.09

Diluted	$(0.02)	$0.09

Weighted average basic shares outstanding	34,837	32,913
Weighted average diluted shares outstanding	34,837	34,204

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
Adjusted EBITDA:
Net income	$(706)	$2,937
Depreciation and Amortization*	268	68
Stock-based compensation expense	108	497
Restructuring/severance**	318	-
Interest expense and other, net	9	4
Income tax expense	(384)	(483)
Adjusted EBITDA	$(387)	$3,023
% of Net Revenue	(2%)	20%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Severance of former COO Giuseppe Papandrea which was fully expensed in Q1-2021